EXHIBIT 99.1

BlackStar's Digital Trading Platform nearing completion.

BOULDER, CO / ACCESSWIRE / March 22, 2021 / BlackStar Enterprise Group, Inc. (OTCQB: BEGI) (the “Company”) The proprietary software completion of the BlackStar Digital Trading Platform (“BDTP”) is estimated in the 2nd Quarter of 2021. The Company is positioning itself to enable trading of BEGI common shares digitally using Amazon's Blockchain, all while complying with the rules and regulations within the existing Broker Dealer ecosystem. BlackStar will continue to seek further input from various regulatory agencies and others on the potential functionality and regulatory aspects of the BDTP over the next several months.

The Company is encouraged that the Peer-to-Peer ("P2P") BDTP is likely to be completed within the next 90 days. Last year, BlackStar completed a working demonstration of BDTP on Amazon Blockchain that simulated cash shareholder trading activity. Once the full operational version is completed, the BDTP will need to be paired with or become a registered Alternative Trading System (“ATS”) prior to implementation. The Company is currently evaluating its options for this next major step in the process.

To finance the completion of the BDTP, on January 28, 2021, the Company entered into a 10% convertible promissory note totaling $220,000. Information regarding recent convertible notes can be found in our recently filed Forms 8-K, available at http://www.blackstarenterprisegroup.com/investor-relations/.

Spot Price in Commodities as Model for BDTP

The evolution of the commodities and futures market started with the cash price for immediate delivery of a commodity, referred to as the “spot price” or “spot market.” The commodity stock indexes created in the early 1980’s (S&P 500, NASDAC Composite, DJIA Index, Russell 2000 etc.) failed to create a cash or spot market for immediate delivery of the underlying shares of stock. A spot market in equities or commodities would be void of leverage and would not allow for margin trading or shorting the stock. U.S. equities traded on an exchange, Nasdaq or OTC Markets all have similarities in that the professional traders, hedge funds, market makers and brokers can leverage, buying or selling short on margin, or at will in the case of market makers. Establishing a spot or cash market for investors, shareholders, or speculators of public companies traded on OTC Markets could “even the playing field,” according to Mr. Kurczodyna.

The Company’s BDTP cash trading market concept will be similar to the spot market in commodities trading wherein the last trade would represent a cash buyer and a willing seller delivering registered shares. BlackStar believes that a spot market could promote shareholder confidence, produce liquidity from price movement or arbitrage, and offer low cost of entry and easy access to Bid and Offer prices for both shareholders and speculators. Mr. Kurczodyna said, “The cash spot market establishes the day’s price, and wholesale market making and arbitrage activity may aid in stabilizing the spot market.” An additional benefit to the spot market is that it is designed to be decentralized, shielding it from malicious short selling that is present in other parallel markets. As part of the spot market, order flow is only transparent to regulators and the Company (the issuer of the securities) in real time on the blockchain. The BDTP is a private blockchain with privately appointed Certificate Holders that can access the blockchain (e.g. regulatory agencies). The system records all activity using an immutable blockchain ledger hosted by Amazon's (AMS) Hyper-Link Blockchain. It is the Company’s expectation that these built-in characteristics eventually help renew confidence in trading shares of OTC companies.

Key Differences in Cryptocurrencies vs Digital Equity

The Blackstar Digital Trading Platform differs when compared to cryptocurrency exchanges in the way orders and executions are handled. Cryptocurrency exchanges transact customer trades in their proprietary account, with order flow activity visible to exchange insiders. The closed, opaque trading systems employed by the cryptocurrency exchanges leave open the possibility that trades may not be executed in the order of receipt.

The Blackstar Digital Trading Platform removes this opportunity using its “blockchain first” approach simply by recording all activity to an immutable ledger immediately. An order, cancellation, or trade is only considered valid once it is recorded on the blockchain. Therefore, because the blockchain can never be rewritten or modified, it is impossible to front run buy and sell transactions and orders will be handled in the order of recording. Additionally, the trading data is visible to the public to ensure its integrity.

Mr. Kurczodyna added, “BDTP will only trade common shares that are registered with the SEC, instead of tokens or coins like cryptocurrency exchanges that are often not tied to a percentage ownership of a company, and our transactions on a private blockchain will be settled in the securities law compliant Broker Dealer ecosystem. We want BDTP to bring renewed energy to traditional registered securities offerings, but with the added investor benefits of trading on a blockchain.”

More information can be found in the Company's recently filed periodic report on  Form 10-Q for the quarter ended September 30, 2020.

BlackStar Enterprise Group, Inc. (OTCQB:BEGI)

WEBSITE: Blackstarenterprisegroup.com

EMAIL: Info@Blackstarenterprisegroup.com

FACEBOOK: Blackstar Enterprise Group Inc-BEGI

CONTACT: Joseph E Kurczodyna CFO, 847-804-6873

SOURCE: BlackStar Enterprise Group, Inc.

SEC Disclaimer

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in BlackStar’s ("the Company's") business plan. The creation of subsidiaries and expansion of services into new sectors should not be construed as an indication in any way whatsoever of the future value of the Company's common stock or its present or future financial condition. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.